Exhibit 4.2

FEDERAL HOME LOAN BANK
OF INDIANAPOLIS
CAPITAL PLAN
Revised, Effective February 10, 2020

 First Approved by the Board of Directors June 28, 2002, as amended July 24, 2008, March 13, 2009, May 19, 2011 and June 28, 2019

 First Approved by the Federal Housing Finance Board on July 10, 2002, with Amendments Approved by the Federal Housing Finance Board on October 9, 2002, and with Amendments Approved by the Federal Housing Finance Agency on March 6, 2009, May 18, 2009, August 5, 2011, and December 13, 2019

TABLE OF CONTENTS

I. Introduction        1
A. Capital Overview    1
B. Plan Summary     1
C. Transition Provisions   2
D. General       2

II. Definitions        2

III. Capital Requirements     5

IV. Class of Stock; Rights and Dividends  5
A. Class B Stock     6
B. Dividends      7
C. Additional Offerings   7
D. Liquidation, Consolidation or Merger of the FHLBI 7

V.  Investment by Members     8
A. Stock Requirement    8
B. Stock Requirement Calculation  9
C. Adjustment or Amendments to Stock Requirement Percentages 9

VI. Transfer, Redemption or Repurchase of Stock  10
A.  Transfer to Other Members  10
B. Redemption of Stock by Member  10
C.  Repurchase of Stock by FHLBI  11
         D.  Additional Limitations to Redemption of Stock 12

VII. Termination of or Withdrawal from Membership 13
A. Effective Date of Termination  13
B. Member Rights During Redemption Period 13
C. Cancellation of Withdrawal Notice  16
D. Readmission to Membership  16

VIII. Adoption of Changes to Capital Plan  16

IX.  Transition Provisions    16
A. Activity-based Stock Requirement  17
B. Membership Stock Requirement  17

X.  Retained Earnings Enhancement Implementation and Definitions 17
         A. Implementation     17
         B.  Definitions applicable to Sections X - XIII of this Capital Plan 17

XI.  Establishment of Restricted Retained Earnings 20
         A. Segregation of Account   20
         B. Funding of Account    20

XII. Limitation on Dividends, Stock Purchase and Stock Redemption 21

         A. General Rule on Dividends  21
         B. Limitations on Repurchase and Redemption 22

XIII. Termination of Retained Earnings Capital Plan Amendment Obligations 22
A. Notice of Automatic Termination Event  22
B. Notice of Voluntary Termination  23
C. Consequences of an Automatic Termination Event or Vote To Terminate the Agreement 23

Capital Plan

I. Introduction

A. Capital Overview

The Gramm-Leach-Bliley Act of 1999 specified that the Federal Home Loan Banks (“FHLBanks”) transition from a “subscription” capital form to a permanent capital form. The Act also imposes certain risk-based capital requirements on the FHLBanks. The Federal Home Loan Bank of Indianapolis (“FHLBI”) initially adopted its capital plan in 2002 in accordance with the implementing regulations (as amended, the “Capital Regulations”) issued by the Federal Housing Finance Board (“Finance Board”), predecessor to the Federal Housing Finance Agency (“Finance Agency”). Subsequent amendments to the FHLBI capital plan were approved by the Finance Board on October 9, 2002 and by the Finance Agency on March 6, 2009, May 18, 2009 and August 5, 2011. The FHLBI is now amending and restating this capital plan (as amended and restated herein, “Capital Plan” or “Plan”) to: (i) modify the ranges of the Capital Stock purchase percentage requirements relating to member activities, (ii) update certain terminology and references to Finance Agency regulations, (iii) remove certain transitional provisions that pertained to the initial adoption of the capital plan in 2002 but are no longer applicable under the Capital Regulations, and (iv) make other clarifying and technical changes. Terms used but not defined herein shall be used as defined in the Act or the Capital Regulations.

B. Plan Summary

 The Plan provides for the issuance of Class B Stock, divided into Subseries B-1 and B-2, based upon the greater of a percentage of a member’s Total Mortgage Assets (its Membership Stock Requirement) or its Activity-based Stock Requirement with the FHLBI, with a minimum investment of $1,000. Class B Stock is redeemable upon five (5) years’ prior written notice, subject to certain restrictions and limitations.
 The Total Mortgage Asset percentage range shall be 0.75% to 1.25%, and the Membership Stock Requirement is subject to a maximum stock purchase of $35,000,000. The Activity-based Stock Requirement is calculated as a percentage of the underlying activity and does not have a minimum or maximum dollar amount.
 The ranges for each type of Activity-based Asset shall be as follows: a. Credit Products: (i) Advances - 1.0% – 6.0%, (ii) Lines of Credit - 1.0% - 6.0%, and (iii) Standby Letters of Credit – 0.1% – 6.0%; b. Derivative Contracts - 1.0% - 6.0%; and c. Acquired Member Assets - 0.0% - 6.0%.
 The Plan provides for FHLBI discretionary repurchases of Excess Stock, subject to certain limitations.
 The Plan provides that the FHLBI may make offerings of additional shares of Capital Stock from time to time.
 The Stock Requirement for a Former Member that has had its membership terminated by the Board of Directors shall equal its Activity-based Stock Requirement.
 The Plan acknowledges that the FHLBI must maintain certain capital requirements under the Act and Finance Agency regulations, and provides that required investments in Capital Stock may be adjusted by the Board of Directors, as needed, to enable FHLBI to continue to meet those capital requirements.
 Required stock subject to a member redemption request or a withdrawal from membership request, or held by a member after an involuntary termination or by a non-member after a merger with a member shall be converted to Subseries B-2 stock and shall receive eighty percent (80%) of the Subseries B-1 Stock declared dividend.

This Summary is not intended to be a complete description of all Plan provisions and should not be construed as such. This Summary is qualified in its entirety by reference to the specific provisions of the Plan.

C. Transition Provisions

The transition provisions for this amended and restated Capital Plan are set forth in Section IX.

D. General

In certain sections of this Capital Plan, the terms “in its discretion” or “in its sole discretion” are used when describing the FHLBI’s decision-making authority. The FHLBI acknowledges that the Finance Agency, in its role as safety and soundness regulator, may limit the FHLBI’s discretion in certain circumstances.

The Capital Plan takes into account the applicable provisions of the Act and the Capital Regulations and it is not intended to contradict such provisions. If any provisions of the Capital Plan conflict with the actual provisions of the Act or the Capital Regulations, as amended from time to time, the provisions of the Act or the Capital Regulations, as then in effect, will control.

II. Definitions

In this Capital Plan, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa and (b) any requirement of written notice by any entity may be satisfied by electronic mail delivery. The following are defined terms used in this Plan.

        “Acquired Member Assets” or “AMA” means those assets acquired from a member that meet the requirements of 12 C.F.R. Part 1268 or successor Finance Agency regulations. This term includes Mortgage Purchase Program (“MPP”) assets.

        “Act” means the Federal Home Loan Bank Act, as amended.

        “Activity-based Assets” means the total of a member's outstanding Credit Products, Derivative Contracts and Acquired Member Assets, which shall be calculated using the following balances: (a) for lines of credit, the commitment amount; (b) for standby letters of credit, the maximum available credit under the standby letter of credit; (c) for all other Advances or Credit Products, the principal balance on the FHLBI's books; (d) for Derivative Contracts, the amount of collateral required for the transaction; and (e) for Acquired Member Assets that were (before, on or after the Plan’s Effective Date) subject to an Activity-based Stock Requirement as of the date of the applicable MDC, the outstanding principal balance as adjusted from time to time on the FHLBI's books.

        “Activity-based Stock Requirement” means the sum of the outstanding Activity-based Assets of a member multiplied by the applicable percentage for each type of Activity-based Asset, in effect from time to time pursuant to Section V.
        “Advances” means loans to a member that are: (a) provided pursuant to a written agreement; (b) supported by a note or other written evidence of the member's obligations; and (c) secured by collateral in accordance with the Act, Finance Agency regulations and the FHLBI’s Credit Policy, as such policy has been approved from time to time by the Board of Directors.

        “Board” or “Board of Directors” means the board of directors of the FHLBI.

        “Business Day” means a day which is not (a) a Saturday, Sunday or legal holiday on which FHLBI is authorized to remain closed or (b) a day on which the Federal Reserve Bank of New York is closed.

        “Capital Ratio” means Total Capital divided by Total Assets.

        “Capital Regulations” means 12 C.F.R. Part 1277 of the Finance Agency regulations, as in effect from time to time.

        “Capital Stock” means, collectively, all capital stock issued and outstanding under this Capital Plan.

        “Cash Management Services Account” or “CMS Account” means a demand deposit account held by a member at the FHLBI.

        “Class B Stock” means Capital Stock with a five-year Redemption Period that is authorized to be issued under this Capital Plan, and includes Subseries B-1 Stock and Subseries B-2 Stock.

        “Credit Products” means Advances, lines of credit, standby letters of credit, Affordable Housing Program ("AHP") advances, and Community Investment Program ("CIP") advances offered by the FHLBI.

        “Credit Risk Capital” means an amount of Permanent Capital equal to the sum of the credit risk capital charges for FHLBI's assets, off-balance sheet items and Derivative Contracts. These charges are calculated using the methodology and risk weights assigned to each classification in the Capital Regulations. Assets will be rated in the manner provided by the Capital Regulations, as in effect at the time the rating is performed.

        “Derivative Contract” means generally a financial contract, the value of which is derived from the values of one or more underlying assets, reference rates, or indices of asset values, or credit-related events. Derivative Contracts include interest rate, foreign exchange rate, equity, precious metals, commodity and credit contracts and any other instruments that pose similar risks.

        “Determination Date” means the dates on which a member's Stock Requirement is recalculated due to the addition of new Activity-based Assets. The Determination Date shall be: (a) for lines of credit, the date of commitment; (b) for Derivative Contracts, the date of the FHLBI confirmation; (c) for standby letters of credit, the date of issuance; (d) for other Advances and other Credit Products, the date of disbursement; and (e) for Acquired Member Assets, the Settlement Date.
        “Effective Date,” when used with respect to termination of FHLBI membership, means those dates described in Section VII, and, when used with respect to the effective date of this Capital Plan, means the date selected by the Board of Directors pursuant to Section IX as the effective date of the Plan.

        “Enterprise Risk Management Policy” means the policy, as approved by the Board of Directors, regarding the FHLBI’s risk management program, practices and procedures established pursuant to regulations or other guidance promulgated by the Finance Agency, as such policy may be amended from time to time.

        “Excess Stock” means any shares of Capital Stock held by a member (or its successor) in excess of the member's Stock Requirement.

        “FHFA” or “Finance Agency” means the Federal Housing Finance Agency, or its predecessor, the Finance Board, or any successor thereto.

        “FHLBI Management” means the President – Chief Executive Officer and the Chief Financial Officer, acting jointly, and such other FHLBI officer positions as the Board of Directors may designate from time to time.

        “Financial Statements” means a member's annual regulatory Call Report, or similar annual regulatory filing for members that do not file Call Reports, provided that the FHLBI may, if such annual Call Reports or other regulatory filings are unavailable, or if the context otherwise requires, rely upon annual audited financial statements or upon quarterly Call Reports or similar quarterly regulatory filings.

        “Former Member” means an institution for which membership in the FHLBI has been terminated but which continues to hold Capital Stock pursuant to the Capital Plan, and includes any successor to such institution that continues to hold Capital Stock that was issued to the acquired institution.

        “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

        “Mandatory Delivery Contract” or “MDC” means an Acquired Member Assets transaction in which a member is obligated to sell a specific dollar amount of mortgage loans with specific characteristics to the FHLBI at a specified purchase price on a specified Settlement Date.

        “Market Risk Capital" means an amount of Permanent Capital required by the Capital Regulations to support the market risk to which the Bank is exposed.

        “Membership Stock Requirement” means the amount of Class B Stock that a member is required to hold, calculated as a percentage of the member’s Total Mortgage Assets, as such percentage is established from time to time pursuant to Section V.

        “Operational Risk Capital” means an amount of Permanent Capital required by the Capital Regulations to support the operational risk to which the FHLBI is exposed.

        “Permanent Capital” means retained earnings under GAAP plus the amount paid in for Class B Stock.

        “Recalculation Date” means: (a) on or about April 1 of each year for re-calculating a member's Total Mortgage Assets; (b) each Determination Date for re-calculating a member's Activity-based Stock Requirement due to the acquisition of Activity-based Assets; (c) the effective date of any adjustment or amendment to the Stock Requirement percentages under Section V.C; (d) the date of any recalculation performed by the FHLBI due to reductions in the member’s Activity-based Assets as a result of payments or changes in value; or (e) the date of any other recalculation provided for in this Plan.

        “Record Date” means December 31 of the calendar year immediately preceding the election year.

        “Redemption Cancellation Fee” means the $500 fee that may be imposed by the FHLBI on a member that cancels a redemption notice.

        “Redemption Period” means the five-year period that begins (a) on the date the member’s notice of request for redemption of Class B Stock is received by the FHLBI or (b) as set forth in Section VII, until the stock can be redeemed.

        “Regulatory Capital Requirements” means the minimum amount of Permanent Capital and Total Capital that the FHLBI is required to maintain under the Bank Act and any related regulations, or any similar requirement established for the FHLBI by order, written agreement or other regulatory actions.

        “Risk-based Capital Requirement” means an amount of Permanent Capital equal to the sum of the Credit Risk Capital, Market Risk Capital and Operational Risk Capital requirements.

        “Settlement Date” means the date Acquired Member Assets are purchased by the FHLBI and proceeds are actually paid to or on behalf of the member.

        “Stock Requirement” means the amount of Capital Stock the member is required to hold based upon the greater of its Membership Stock Requirement or its Activity-based Stock Requirement, as described in Section V.

        “Subseries B-1 Stock” means that Subseries of Class B Stock that is issued to satisfy a member’s Stock Requirement.

        “Subseries B-2 Stock” means that Subseries of Class B Stock into which Subseries B-1 Stock will be converted if the stock becomes subject to a voluntary or automatic redemption request while the stock is still needed by a member to meet its Stock Requirement.

        “Time Account” means an investment deposit account maintained by a member with the FHLBI.

        “Total Assets,” when used with respect to either the FHLBI or one of its members, means the entity’s total assets as determined in accordance with the accounting principles or standards that are applicable to the entity.

        “Total Capital” means the sum of Permanent Capital, the paid-in value of all Class A stock (if any), general loan loss reserves, and other instruments as may be identified in the Plan from time to time and accepted as components of Total Capital by the Finance Agency.

        “Total Mortgage Assets” of the member means the aggregate unpaid principal balance of the member’s “home mortgage loans” as defined in 12 C.F.R. § 1263.1 and more specifically means the following: (1) a loan, whether or not fully amortizing, or an interest in such a loan, which is secured by a mortgage, deed of trust, or other security agreement that creates a first lien on one of the following interests in the property: (i) one-to-four family property or multifamily property, in fee simple; (ii) a leasehold on one-to-four family property or multifamily property under a lease of not less than 99 years that is renewable, or under a lease having a period of not less than 50 years to run from the date the mortgage was executed; or (iii) combination business or farm property where at least 50 percent of the total appraised value of the combined property is attributable to the residential portion of the property or, in the case of any community financial institution, combination business or farm property, on which is located a permanent structure actually used as a residence (other than for temporary or seasonal housing), where the residence constitutes an integral part of the property; or (2) a security representing: (i) a right to receive a poriton of the cash flows from a pool of long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of item (1) of this definition; or (ii) an interest in other securities, all of which meet the requirements of item (1) of this definition.

        “Withdrawal Cancellation Fee” means the $500 fee that may be imposed by the FHLBI on the member for canceling a notice of withdrawal from membership.

III. Capital Requirements

The FHLBI shall maintain its Regulatory Capital Requirements.

The Finance Agency has the authority to require the FHLBI to hold additional capital, which could require the FHLBI to amend this Capital Plan or the Enterprise Risk Management Policy from time to time.

IV. Class of Stock; Rights and Dividends

The Board of Directors of the FHLBI hereby confirms its approval of the issuance of a class of stock, to be known as “Class B Stock,” consisting of Subseries B-1 and Subseries B-2, with the rights, privileges and preferences, and subject to the limitations, set forth below. The FHLBI shall issue no other classes or subseries of stock except by amendment to this Capital Plan and approval by the Finance Agency, and shall not issue stock other than in accordance with Finance Agency regulations in effect at the time the stock is to be issued. FHLBI stock may only be issued to and held by members (or their successors upon consolidation or merger, with respect to holding existing stock).

Capital Stock will be issued and held in book entry form only and shall be tradable only between the FHLBI, its members, and Former Members; provided, however, that stock may only be transferred between members as set forth in Section VI.

In accordance with 12 C.F.R. Part 1261 (as amended from time to time) and subject to Sections V and VII, each member (or successor by merger or consolidation that occurs after the Record Date) holding Capital Stock shall be entitled to vote in the election of directors based upon one vote for each share of Capital Stock required to be held by the member as of the Record Date, provided that the number of votes that any member may cast for any one directorship based upon the member’s Capital Stock holdings shall not exceed the average number of shares of Capital Stock that were required to be held by all members located in that state as of the Record Date. For purposes of applying 12 C.F.R. Part 1261, the Capital Stock that a member was “required to hold” shall be the member’s Stock Requirement as of the Record Date.

For purposes of this Section IV, a member (i) that has notified the FHLBI of its intent to withdraw from membership or (ii) whose membership is to be terminated by consolidation or merger as described in Section VII, shall continue to have voting rights with respect to its Stock Requirement, subject to the limitation described in the preceding paragraph, until the Effective Date of its membership termination. Thereafter, a Former Member that withdraws from membership after the Record Date will retain the right to vote in the first election occurring subsequent to the last Record Date on which it was a member. A Former Member that withdraws from membership prior to the Record Date but still holds Capital Stock to support outstanding obligations is not considered a member hereunder and has no voting rights with respect to such stock. An institution whose membership is terminated involuntarily under Section VII ceases to be a member as of the date on which the Board acts to terminate the membership, and the institution therefore has no voting rights with respect to its Capital Stock as of such date.

A. Class B Stock

1. Class B Stock shall have a par value of one hundred dollars ($100) and shall be issued, redeemed and repurchased only at such par value. Class B Stock shall be issued in an amount necessary to at least meet each member's Stock Requirement as described in Subsection 2 below and Section V, and may be issued in additional amounts as provided in Subsections C and D below.

2. Class B Stock shall consist of two subseries, B-1 and B-2. Subseries B-1 Stock will be the stock purchased by members as needed to meet their Stock Requirement. Subseries B-1 Stock will be converted to Subseries B-2 Stock if the member withdraws from membership, or if its membership is terminated, or if it files a notice to redeem stock that is needed to meet the member's Stock Requirement. Subseries B-1 Excess Stock, if any, will not be converted to Subseries B-2 Stock, as long as such stock remains Excess Stock.

3. Holders of Class B Stock shall be deemed the owners of the FHLBI’s retained earnings, surplus, undivided profits and equity reserves, but shall have no right to receive any portion of those amounts, except through a declared dividend or distribution approved by the Board of Directors or upon the liquidation of the FHLBI.

4. Class B Stock may be redeemed upon five (5) years’ prior written notice from the member in accordance with Section VI.B. Class B Excess Stock is also subject to repurchase by the FHLBI, in its discretion, whether or not requested by the member, in accordance with Section VI.C.

B. Dividends

1. The Board of Directors, in its discretion and subject to the provisions of this Section IV and Section XII.A, shall establish and declare the amount and type, whether in cash, stock, or a combination thereof, of the dividend, if any, to be paid on each class and subseries of Capital Stock on a quarterly basis or as otherwise determined by the Board of Directors. The dividend on the Subseries B-2 Stock shall be equal to eighty percent (80%) of the dividend that is declared by the Board of Directors on the Subseries B-1 Stock. The amount of dividends to be paid shall be based upon the average number of each subseries of shares held by the member during the quarter. Dividends are non-cumulative with respect to payment obligations.

2. The FHLBI shall not declare or pay any dividends on Capital Stock if it is not in compliance with any of its minimum capital requirements, or pay a dividend that would cause it to fail to meet any of its minimum capital requirements. The FHLBI shall not declare or pay a dividend if the par value of the Bank’s Capital Stock is impaired or is projected to become impaired after paying such dividend. Dividends, if declared, will only be paid from current net earnings or from retained earnings, subject to Section XII.A.

C. Additional Offerings

The FHLBI is authorized to issue additional Capital Stock, at par value, to its members from time to time. Participation in such offerings shall be voluntary on the part of the members, on terms and conditions to be determined by the Board of Directors, but such offerings shall not discriminate in favor or against any member.

D. Liquidation, Consolidation or Merger of the FHLBI

1. Subject to the Finance Agency’s authority to prescribe rules, regulations or orders governing the liquidation of a Federal Home Loan Bank, upon the liquidation of the FHLBI, following the retirement of all outstanding liabilities of the FHLBI to its creditors, all shares of Class B Stock are to be repurchased at par value, provided that if sufficient funds are not available to accomplish the repurchase in full of the Class B Stock at par value, then such repurchase shall occur on a pro rata basis among all holders of Class B Stock. Following the repurchase in full of all Class B Stock, any remaining assets will be distributed to the holders of Class B Stock in the proportion that each stockholder’s Class B Stock bears to the total Class B Stock outstanding immediately prior to the initial repurchase of Class B Stock pursuant to such liquidation.

2. In the event of the merger or consolidation of the FHLBI into another FHLBank, the FHLBI members shall immediately become members of the successor FHLBank, and their existing Capital Stock shall be converted to equivalent stock in the successor FHLBank or as otherwise provided in any plan of merger between the FHLBanks or in any lawful order of the Finance Agency.

3. In the event of the merger or consolidation of another FHLBank into the FHLBI, members of the merged FHLBank shall immediately become members of the FHLBI, and the outstanding stock of the merged FHLBank shall be converted to equivalent Capital Stock in the FHLBI or as otherwise provided in any plan of merger between the FHLBanks or in any lawful order of the Finance Agency.

V. Investment by Members

All members of the FHLBI or institutions applying for membership shall be required to maintain a minimum investment in the FHLBI by purchasing shares of its Capital Stock as follows.

A.  Stock Requirement

1. Each member or institution applying for membership, as a condition of initial or continuing membership, shall purchase and hold shares of Subseries B-1 Stock in an amount equal to its Stock Requirement. The initial purchase of stock must occur in a single transaction before the institution's membership will be effective. Thereafter, the Stock Requirement shall be the greater of (i) the member’s Membership Stock Requirement, subject to the minimum and maximum amounts established pursuant to Subsection 2 below or (ii) the member’s Activity-based Stock Requirement. Where a member has been placed into receivership, conservatorship or other legal custodian and the FHLBI’s Board of Directors has terminated such entity’s membership, the entity’s Stock Requirement will be equal to the entity’s Activity-based Stock Requirement.

2. The Membership Stock Requirement percentage shall be within a range of 0.75% to 1.25% of the member’s Total Mortgage Assets. The Board of Directors may adjust the Membership Stock Requirement from time to time as more fully described in Subsections B and C below. Stock required to be purchased based upon a member’s Total Mortgage Assets shall not be less than $1,000 par value (10 shares) and shall not exceed $35,000,000 par value (350,000 shares).

3. The ranges for the Activity-based Stock Requirement for each type of Activity-based Asset are as follows:

        Type      Range
Credit Products:
 Advances     1.0% - 6.0%
        Lines of Credit    1.0% - 6.0%
        Standby Letters of Credit  0.1% - 6.0%
Derivative Contracts    1.0% - 6.0%
Acquired Member Assets  0.0% - 6.0%

The specific Activity-based Stock Requirement percentage for each type of Activity-based Asset shall be established by the Board of Directors by resolution to take effect on the Plan’s Effective Date, pursuant to Section IX.A. The Board, in its discretion, may apply any percentages that it revises pursuant to the preceding sentence and Section IX.A retroactively or prospectively to any Activity-based Assets outstanding as of the Effective Date, and may apply the revised percentages differently to different products within each category of the Bank’s outstanding Activity-based Assets. Nothing in this paragraph shall be construed to limit the Board’s authority to adjust the applicable percentages for the Activity-based Stock Requirement before the Effective Date (within the ranges then in effect). The FHLBI shall provide prompt notice to the Finance Agency of the percentages established or revised pursuant to this Subsection A.3, Subsection C.2 below and Section IX.A. Following the Effective Date, such percentages may be changed from time to time as described in Subsection C below.

4. The member’s Stock Requirement will be recalculated from time to time in accordance with the procedures set forth in Subsections B and C below. Any additional stock purchases necessary to meet a new Stock Requirement shall be made from the member by wire transfer or by debiting the member’s CMS Account or the member’s Time Account, as designated by the member.

5. If a member fails on any Recalculation Date to comply with a recalculated Stock Requirement, the member’s access to products and services of the FHLBI shall be suspended until such requirement is met, and any failure to comply within ten (10) Business Days of the Recalculation Date may result in involuntary termination of membership.

6. The FHLBI reserves the right to recalculate a member’s Stock Requirement at any time using the member’s most current Financial Statements and the FHLBI’s current records at the time of such recalculation.

7. As of the Effective Date, a member that has filed a notice of withdrawal of FHLBI membership, or whose membership has been otherwise terminated in accordance with Section VII, shall not (i) be required to meet any increases or (ii) benefit from any decreases based upon changes in the Total Mortgage Asset percentages or the Activity-based Stock Requirement percentages while the notice of withdrawal is pending or subsequent to such membership termination, unless during such notice period a withdrawing member enters into new Activity-based Assets, in which case changes in the Activity-based Stock Requirement percentages will be applied to the member’s outstanding and new Activity-based Assets (or if the changes were determined to apply prospectively only, then only to new Activity-based Assets) upon or following the effective date of such adjustment or amendment. The Membership Stock Requirement for any such members shall be the amount of Class B Stock required as of the date of the notice of withdrawal or the date of membership termination; therefore, no calculation or recalculation of the Membership Stock Requirement shall be made with respect to any institution that has filed a notice of withdrawal of FHLBI membership, or whose FHLBI membership terminates, on or before any subsequent Recalculation Date.

B.  Stock Requirement Calculation

1. Except as provided in Subsection A.7 above, a member’s Total Mortgage Assets will be determined on or about April 1 of each year, based upon the member’s Financial Statements as of December 31 of the prior year.

2. A member that enters into a new Activity-based Asset must comply with any associated requirement to purchase additional Capital Stock at the time the new Activity-based Asset is entered into and for as long as the Activity-based Asset is outstanding.

3. Except as provided in Subsection A.7 above, a member’s Stock Requirement will be recalculated on each Recalculation Date.

C. Adjustment or Amendments to Stock Requirement Percentages

1. The Board of Directors has a continuing obligation to review and adjust the Stock Requirement, as necessary, to maintain the FHLBI’s compliance with its minimum capital requirements.

2. The Board of Directors may adjust the percentages used in determining the Membership Stock Requirement or the Activity-based Stock Requirement from time to time within the ranges set forth in Subsection A above. In its discretion, the Board may apply percentage adjustments only to Activity-based Assets having certain terms, provisions or characteristics. Adjustments to Activity-based Stock Requirements made pursuant to this Subsection C.2 may be applied prospectively, and may also be applied retroactively to Activity-based Assets acquired before the effective date of the adjustments. The FHLBI shall provide prompt notice to the Finance Agency of any adjustments to the percentages used in determining the Stock Requirement made pursuant to this Subsection C.2. The Board of Directors may adjust such percentages outside the ranges set forth in Subsection A by amendment of the Capital Plan and with prior approval from the Finance Agency, in accordance with the Act and Finance Agency regulations, as amended from time to time.
3. Except as provided below, any adjustments or Finance Agency-approved amendments to the Stock Requirement percentages after the Effective Date shall take effect not less than fifteen (15) days after notice to the members, which effective date shall be a Recalculation Date, and (for purposes of the Membership Stock Requirement (except as provided in Subsection A.7 above)) shall be based upon a member’s current Total Mortgage Assets as reflected in its most recent Financial Statements and (for purposes of the Activity-based Stock Requirement) the amounts described in the definition of Activity-based Assets. Notwithstanding the foregoing, adjustments to the Stock Requirement percentages, may be given immediate effect if the Board of Directors determines that failure to give immediate effect could reduce the FHLBI’s Capital Ratio below the minimum Regulatory Capital Requirements established by the Finance Agency. The FHLBI shall provide prompt notice to members of any adjustment that is given immediate effect, and the effective date of each such adjustment shall be a Recalculation Date. The FHLBI shall provide prompt notice to the Finance Agency of any adjustments to the percentages used in determining the Stock Requirement made pursuant to this Subsection C.3.

VI.  Transfer, Redemption or Repurchase of Stock

A. Transfer to Other Members

With the written approval of the FHLBI, which may be withheld in its sole discretion, a member may transfer Excess Stock to another FHLBI member. Any such transfers shall be at par value and shall be effective upon being recorded on the appropriate books and records of the FHLBI. All transfers shall be undertaken in accordance with 12 C.F.R. § 1277.25 (or successor Finance Agency regulations). The shares subject to the transfer shall be identified by the member in the written notice requesting the transfer. Transferred shares that were subject to a prior notice of redemption shall have such redemption notice automatically cancelled upon the transfer, but no cancellation fee will be charged.

B. Redemption of Stock by Member

1. A member may have its Class B Stock redeemed by providing five (5) years’ prior written notice of redemption to the FHLBI. The Redemption Period will commence on the date of the FHLBI’s receipt of the written notice. The redemption notice shall identify by date of acquisition and quantity the particular shares of Class B Stock to be redeemed. If the redemption notice fails to identify the particular shares to be redeemed, the member shall be deemed to have requested redemption of the most recently acquired shares that are not already subject to a pending redemption request. At the end of the Redemption Period, only Class B Stock that has been held for at least five years and that is then Excess Stock can be used to fill the redemption request. The conversion of Subseries B-1 Stock to Subseries B-2 Stock or the reverse does not change the acquisition date of the Class B Stock. A member shall not have more than one notice of redemption outstanding at one time for the same shares of Class B Stock.

2. Class B Stock that is part of a member’s Stock Requirement at the time a redemption request is filed with respect to such stock shall be immediately converted from Subseries B-1 to Subseries B-2, and shall receive the lower dividend, until the stock is redeemed, the redemption notice is cancelled or the stock becomes Excess Stock. If during the Redemption Period the Subseries B-2 Stock becomes Excess Stock, the Subseries B-2 Stock will be re-converted to Subseries B-1 Stock at the next Recalculation Date determined under Section V.B for the remainder of the Redemption Period or until such stock is again needed by the member to meet its Stock Requirement. If during the Redemption Period, such stock becomes needed by the member to meet its Stock Requirement, such stock shall be re-converted to Subseries B-2 Stock at the next Recalculation Date determined under Section V.B. This pattern of conversion between Subseries B-1 Stock and Subseries B-2 Stock shall continue during the Redemption Period to the extent that the status of the Class B Stock that is subject to the notice of redemption changes (between Excess Stock and stock that is needed by the member to satisfy its Stock Requirement).

3.  Any Capital Stock that is redeemed will be retired and will no longer be deemed outstanding stock.

4.  A member may cancel a notice of redemption by notifying the FHLBI in writing. Cancellations shall be applied first against stock needed to meet a member's Stock Requirement and then against Excess Stock. The redemption cancellation notice shall identify, as to both the Stock Requirement and Excess Stock (if any), the shares of stock to which the notice applies. Further, a redemption notice shall be automatically cancelled if the FHLBI is unable to redeem the stock within five (5) Business Days of the end of the Redemption Period because the stock is still needed to meet the member’s Stock Requirement. The FHLBI may impose a Redemption

Cancellation Fee in consideration for canceling a redemption notice, whether the member cancels the notice or the notice is automatically cancelled as provided above.
5. Redemptions conducted pursuant to this Subsection B shall be subject in all respects to Subsection D below.
C. Repurchase of Stock

1. The FHLBI may, at its sole discretion, upon not less than fifteen (15) days’ notice to affected shareholders, repurchase any outstanding Capital Stock that is Excess Stock. The Board of Directors shall determine in its discretion the amount of Excess Stock to be repurchased. Notices to shareholders pursuant to this Subsection C.1 shall provide that (i) the shareholder may identify shares of the Excess Stock to be repurchased by date of acquisition, and (ii) if the shareholder does not identify particular shares to be repurchased by the date specified in the notice, the FHLBI shall first repurchase the most recently acquired shares of the shareholder’s Excess Stock. A member’s submission of a notice of intent to voluntarily withdraw from membership, or a termination of its membership in any other manner, shall not, in and of itself, cause any stock to be deemed Excess Stock.

2. If a member has one or more redemption requests outstanding as of the date of repurchase of shares of Capital Stock under redemption and has not identified specific shares to be repurchased, the FHLBI shall first repurchase the most recently acquired shares of Capital Stock that are Excess Stock and are not subject to a redemption request, followed by Excess Stock that is subject to a redemption request and has been outstanding the shortest period of time, and then (to the extent necessary) by repurchasing shares of Excess Stock that are subject to a redemption request that has been outstanding for the next shortest period of time, and continuing in that order to the extent necessary until the member no longer has any Excess Stock, or the FHLBI has repurchased all of the member’s Excess Stock that the FHLBI intended to repurchase.

3. The Board of Directors authorizes FHLBI Management, in its sole discretion, to grant or deny, in whole or in part, a written request to repurchase Excess Stock submitted by an individual member or Former Member.

4. Repurchases conducted pursuant to this Subsection C shall be subject in all respects to Subsection D below.

5. All repurchased stock will be retired and will no longer be deemed outstanding stock.

D. Additional Limitations to Redemption or Repurchase of Stock

1. The FHLBI may not redeem or repurchase any stock if, following the redemption or repurchase, the FHLBI would fail to meet any of its minimum capital requirements or the member would fail to maintain its Stock Requirement. If at any time more than one member has outstanding a redemption notice pursuant to Section VI.B, or a redemption of Capital Stock in connection with a termination of membership in accordance with Section VII as to which the applicable Redemption Period has expired, and if the redemption of all of the shares of Capital Stock subject to such redemption notices or terminations of membership would cause the FHLBI to fail to be in compliance with any of its minimum capital requirements, then the FHLBI shall fulfill such redemptions as it is able to do so from time to time, beginning with such redemptions as to which the Redemption Period expired on the earliest date and fulfilling such redemptions relating to that date on a pro rata basis from time to time until fully satisfied, and then fulfilling such redemptions as to which the Redemption Period expired on the next earliest date in the same manner, and continuing in that order until all of such redemptions as to which the Redemption Period has expired have been fulfilled.

2. The FHLBI may not redeem or repurchase any Capital Stock without the prior written approval of the Finance Agency if the Finance Agency or the Board of Directors has determined that the FHLBI has incurred or is likely to incur losses that result in or are likely to result in charges against the capital of the FHLBI. This prohibition shall apply even if the FHLBI is in compliance with its minimum capital requirements, and shall remain in effect for as long as the FHLBI continues to incur (or remains likely to incur) such charges or until the Finance Agency or the Board determines that such charges are not expected to continue.

3. The FHLBI may retain the proceeds of redeemed or repurchased Capital Stock as additional collateral if the FHLBI reasonably determines that there is an existing or anticipated collateral deficiency related to any obligation owed by the member to the FHLBI and the member has failed to deliver additional collateral to resolve such deficiency to the FHLBI's satisfaction, until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the FHLBI's satisfaction.

4. The FHLBI reserves the right under 12 C.F.R. § 1277.27(b) (or successor Finance Agency regulation) and this Capital Plan to suspend all redemptions of Capital Stock if the FHLBI reasonably believes that continued redemptions would cause the FHLBI to fail to meet its minimum capital requirements, would prevent the FHLBI from maintaining adequate capital against potential risk that may not be adequately reflected in its minimum capital requirements, or would otherwise prevent the FHLBI from operating in a safe and sound manner. The FHLBI will provide the Finance Agency with notice of such suspension within two Business Days. The FHLBI acknowledges that the Finance Agency may require the FHLBI to re-institute redemptions of Capital Stock. During any period in which the FHLBI has suspended redemptions of Capital Stock, the FHLBI shall not repurchase any Capital Stock without the written permission of the Finance Agency.

5. With respect to stock redemptions and repurchases described in Subsections B and C above: (i) the FHLBI shall pay to the member the par value of each redeemed or repurchased share, and such amount will be credited to the member’s CMS Account or the member’s Time Account, as designated by the member, on the date of redemption or repurchase; and (ii) the FHLBI shall pay the appropriate amount to a Former Member by wire transfer or check.

VII. Termination of or Withdrawal from Membership

Any member may voluntarily withdraw from membership in the FHLBI upon written notice to the FHLBI. Further, membership may be terminated by operation of law as the result of a consolidation or merger of a member into a non-member that does not wish to be, or is not eligible to be, a member of the FHLBI, or into a member of another FHLBank or into another member of the FHLBI. The FHLBI’s Board of Directors may, in its sole discretion at any time, take action to unilaterally terminate the membership of any member

(involuntarily) that (i) fails to comply with any requirement of the Act, Finance Agency regulations or this Plan, (ii) becomes insolvent or is otherwise subject to the appointment of a conservator, receiver or other custodian under federal or state law, or (iii) would jeopardize the safety or soundness of the FHLBI if it were to remain a member. The effect of any termination of membership on a member’s Capital Stock ownership shall be as follows:

A. Effective Date of Termination

1. The Effective Date of termination for a voluntary withdrawal by a member shall be on the last day of the latest Redemption Period for the Capital Stock held by the member as a condition of membership, as of the date the FHLBI received the written notice of withdrawal. The Redemption Period for all Capital Stock held by the member and not already subject to a notice of redemption will commence on the date the FHLBI receives the member’s written notice of withdrawal.

2. The Effective Date for an involuntary termination shall be the date the Board of Directors acts to terminate the membership, which shall commence the Redemption Period for all Capital Stock held by the institution on that date and not already subject to a notice of redemption.

3.  The Effective Date for a termination of membership resulting from the consolidation or merger of a member into a non-member that is not seeking membership in the FHLBI, or into a member of another FHLBank, shall be the date of cancellation of the member’s charter, which shall commence the Redemption Period for the member’s Capital Stock held by the member (or its successor) as of such cancellation date and not already subject to a notice of redemption. On the date of such termination of membership, the Capital Stock held by the disappearing member will be transferred on the books of the FHLBI into the name of the surviving institution.

4. The Effective Date for a termination of membership resulting from the consolidation or merger of a member into another member of the FHLBI shall be the date of the cancellation of the disappearing member's charter. At such time, the Capital Stock held by the disappearing member will be transferred on the books of the FHLBI into the name of the surviving member. The cancellation of the disappearing member's charter shall not commence the Redemption Period for the Capital Stock previously held by the disappearing member. The Redemption Period for such Capital Stock shall commence only upon the filing of an appropriate redemption notice by the surviving member or otherwise in accordance with the terms of this Capital Plan.

5. The Effective Date for a termination of membership resulting from the relocation of a member’s principal place of business shall be the date on which the transfer of membership under the applicable Finance Agency regulation becomes effective, which shall commence the Redemption Period for the member’s Capital Stock held on that date and not already subject to a notice of redemption.

B. Member Rights During Redemption Period

1. All holders of Capital Stock shall be entitled to receive all declared dividends on such stock during the Redemption Period.

2. A member's submission of a notice of intent to voluntarily withdraw from membership or its termination of membership in any other manner shall not, in and of itself, cause any Capital Stock to be deemed Excess Stock.

3. Except as set forth in Section VI.D, and unless the withdrawing or terminated member must continue to comply with a Stock Requirement related to its Activity-based Stock Requirement, the FHLBI shall redeem the member's Capital Stock upon expiration of the Redemption Period. In accordance with 12 C.F.R. § 1263.29 (or successor Finance Agency regulation), all indebtedness or other obligations of the member to the FHLBI (including, without limitation, prepayment fees and grants) must be repaid or otherwise settled before the FHLBI shall redeem or repurchase the member's Capital Stock (or release the proceeds of any redeemed or repurchased Capital Stock) that is required to support the indebtedness or other obligation.

4. A member that files a notice to voluntarily withdraw from membership may continue to enter into Activity-based Assets with the FHLBI, subject to the following provisions:

a. Without the consent of the FHLBI, no such transaction may mature or otherwise terminate after the Effective Date of the member’s termination.

b. A member’s Class B Stock that is part of the member’s Stock Requirement at the time the notice of withdrawal is filed shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock, and (pursuant to Section IV.B) shall receive the lower dividend, until the stock is redeemed or the withdrawal notice is canceled. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will re-convert to Subseries B-1 Stock at the next Recalculation Date determined under Section V.B.

c. On or after the date of the notice of withdrawal, in the event a withdrawing member engages in additional Activity-based Assets that require the member to purchase additional Capital Stock, such stock shall be deemed to be automatically subject to a notice of redemption with the Redemption Periods to commence on the dates of purchases of the stock. While a withdrawal notice is pending, a withdrawing member shall not be required to purchase additional Capital Stock based upon changes in its Membership Stock Requirement. A member shall have no further right to enter into Activity-based Assets with the FHLBI on or after the date that membership terminates in accordance with 12 C.F.R. §1263.26(b) (or successor Finance Agency regulation), notwithstanding that the member may have additional Capital Stock that was purchased after the date of the notice of withdrawal and for which the Redemption Period has not ended.

d. Except as authorized by the preceding Subsection (c), a withdrawing member shall continue to maintain Capital Stock sufficient to meet its Stock Requirement in accordance with the provisions of this Capital Plan until the date on which its membership terminates. Prior to such termination date, any Capital Stock that is not required to meet the member's Stock Requirement shall be Excess Stock subject to repurchase. On or after such termination date, any Capital Stock that is not required to meet the member's Stock Requirement related to its Activity-based Stock Requirement shall be Excess Stock subject to repurchase.
5. A member that is involuntarily terminated by the Board of Directors may not enter into any further Activity-based Assets, but shall make arrangements for an orderly liquidation of all outstanding indebtedness or other obligations of the member to the FHLBI (including, without limitation, prepayment fees and grants).

a. A member’s Class B Stock that is part of the member’s Stock Requirement at the time of the involuntary termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock and (pursuant to Section IV.B) shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption

Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 stock at the next Recalculation Date.

b. No Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement on the date of such involuntary termination shall be redeemed or repurchased by the FHLBI until the indebtedness or other obligations are repaid or otherwise settled.

c. Subject to Section VI.D, Excess Stock held by such member may be repurchased, at the sole discretion of FHLBI Management, before such indebtedness or other obligations are repaid or otherwise settled.

6. A member that is terminated due to a consolidation or merger with a non-member or with a member of another FHLBank shall not enter into any further Activity-based Assets, but shall make arrangements for an orderly liquidation of all of the member’s outstanding indebtedness or other obligations to the FHLBI (including, without limitation, prepayment fees and grants).

a. If the non-member institution into which the member has been consolidated or merged has given notice to the FHLBI of its intention to apply for FHLBI membership, liquidation shall not be required unless the non-member abandons the application process or the FHLBI denies the application for membership.

b. A member’s Class B Stock that is part of the member’s Stock Requirement at the time of the termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock and (pursuant to Section IV.B) shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 Stock at the next Recalculation Date.
c. No Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement on the effective date of such consolidation or merger, whether held by the member or its successor, shall be redeemed or repurchased until the indebtedness or other obligations are repaid or otherwise settled.

d. Subject to Section VI.D, Excess Stock held by such member may be repurchased, at the sole discretion of FHLBI Management, before the outstanding indebtedness or other obligations are repaid or otherwise settled.

7. A member that is terminated due to a relocation of its principal place of business to another FHLBank district shall not enter into any further Activity-based Assets, but shall make arrangements for an orderly liquidation of all of the member’s outstanding indebtedness or other obligations to the FHLBI (including, without limitation, prepayment fees and grants).

a. A member’s Class B stock that is part of the member’s Stock Requirement at the time of the termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock and (pursuant to Section IV.B) shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 Stock at the next Recalculation Date.

b. No Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement on the effective date of such relocation shall be redeemed or repurchased until the indebtedness or other obligations are repaid or otherwise settled.

c. Subject to Section VI.D, Excess Stock held by such member may be repurchased at the sole discretion of FHLBI Management before such indebtedness or other obligations are repaid or otherwise settled.
8. All prepayments of obligations maturing after the Effective Date of termination of membership shall be subject to any applicable prepayment fees normally imposed.

C. Cancellation of Withdrawal Notice

1. A member that has filed a notice of voluntary membership withdrawal may cancel that notice at any time prior to the Effective Date of termination by a further written notice to the FHLBI. The FHLBI may impose a Withdrawal Cancellation Fee on the member in consideration for such cancellation. A member’s Subseries B-2 Stock will then immediately be re-converted to Subseries B-1 Stock.

2. A member that cancels a notice of voluntary membership withdrawal shall also be required to immediately purchase Capital Stock as needed to meet the member’s then current minimum Stock Requirement, including any additional stock required due to amendments or adjustments made by the Board of Directors pursuant to Section V.C that occurred during the period while the member’s notice of withdrawal was pending.

        D. Readmission to Membership

An institution that has withdrawn from membership or otherwise has had its membership terminated and that has divested all of its shares of Capital Stock may not be readmitted to membership in any FHLBank or acquire any Capital Stock of any FHLBank for a period of five (5) years from the date membership was terminated and all of the Capital Stock was redeemed or repurchased.

VIII. Adoption of Changes to Capital Plan

The Board of Directors shall review the Capital Plan at least annually. The Board of Directors may, from time to time, consider and approve amendments to this Capital Plan. This consideration and approval includes but is not limited to the issuance of subordinated debt as authorized by Section 11 of the Act (12 U.S.C. § 1431), as amended from time to time, provided that the Finance Agency has determined that subordinated debt can be counted toward the FHLBI’s Total Capital. Except as provided in Section XIII.C, all amendments must be submitted to and approved by the Finance Agency before such amendments will be effective. After receipt of approval, such amendments will be effective fifteen (15) days after the mailing or electronic posting of notice to members, unless another date is specified in such notice.

IX. Transition Provisions

The Effective Date of this amended and restated Capital Plan shall be established by a Board of Directors resolution and shall occur within sixty (60) days after the FHLBI’s receipt of the Finance Agency’s approval of the amended and restated Plan. The FHLBI has made a good faith determination that it will be able to implement this Capital Plan as submitted to the Finance Agency and that it will be in full compliance with the

Risk-based Capital Requirement and Total Capital requirement set forth in the Capital Regulations as of the Effective Date. The following actions are to be taken in order to implement certain changes to the Capital Plan.

A. Activity-based Stock Requirement

        Not less than thirty (30) days prior to the Effective Date of the amended Capital Plan, the Board of Directors, by resolution, shall establish the percentages used in determining the Activity-based Stock Requirement for each type of Activity-based Asset within the ranges set forth in Section V.A.3, with such percentages taking effect on the Effective Date. Thereafter, such percentages may be adjusted pursuant to Section V.C. The FHLBI shall provide notice of such percentages to shareholders not less than fifteen (15) days prior to the Effective Date.

B. Membership Stock Requirement

        Not less than thirty (30) days prior to the Effective Date of the amended Capital Plan, the Board of Directors, by resolution, shall confirm the percentage then used in determining the Membership Stock Requirement, and such percentage shall remain on the Effective Date. Thereafter, such percentages may be adjusted pursuant to Section V.C. The FHLBI shall provide notice of such percentage to shareholders not less than fifteen (15) days prior to the Effective Date. The Effective Date shall not be a Recalculation Date with respect to shareholders’ Membership Stock Requirements.

X. Retained Earnings Enhancement Implementation and Definitions.

A. Implementation

The provisions of sections X through XIII shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until  the Restriction Termination Date, in the event of any conflict between sections X  through XIII and the remainder of this Capital Plan, the applicable terms of sections  X through XIII shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

B. Definitions applicable to Sections X through XIII of this Capital Plan.

As used in these sections X through XIII, the following capitalized terms shall have the following meanings.  Other capitalized terms used but not defined in these sections X through XIII shall have the meanings set forth in section II of this Capital Plan.

“Act” means the Federal Home Loan Bank Act, as amended as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the FHLBI’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section XIII of this Capital Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in section XIII.A.1 or XIII.A.2 of this Capital Plan.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the Agreement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of Capital Stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the FHLBI’s Restricted Retained Earnings is less than the amount of the FHLBI’s RREM. If the amount of the FHLBI’s Restricted Retained Earnings is at least equal to the amount of the FHLBI’s RREM, and subsequently the FHLBI’s Restricted Retained Earnings becomes less than its RREM, the FHLBI shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“FHLBI’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the FHLBI’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the FHLBI is negative, or that the annual net income of the FHLBI calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and section 21B(f) of the Act.

“Regular Allocation Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the FHLBI’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the FHLBI on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the FHLBI’s Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the FHLBI paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section XIII of this Capital Plan.
“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections X through XIII to this Capital Plan.

“Special Allocation Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) an institution that has been approved for membership in the FHLBI, and has purchased Capital Stock in accordance with the Regulations; (ii) a former member of the FHLBI that continues to own Capital Stock; or (iii) a successor to an entity that was a member of the FHLBI that continues to own Capital Stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for Class B Stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the FHLBI.

XI. Establishment of Restricted Retained Earnings

A. Segregation of Account.

No later than the REFCORP Termination Date, the FHLBI shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the FHLBI’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

B. Funding of Account.

1.  Date on which Allocation Begins

The FHLBI shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Allocation Amount beginning on the REFCORP Termination Date. The FHLBI shall allocate amounts to the Restricted Retained Earnings account only through allocations from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the FHLBI from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

2. Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the FHLBI shall continue to allocate its Regular Allocation Amount (or when and if required under subsection XI.B.4 below, its Special Allocation Amount) to its Restricted Retained Earnings account.

3. Treatment of Quarterly Net Losses and Annual Net Losses

In the event the FHLBI sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the FHLBI may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the FHLBI may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the FHLBI shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the FHLBI may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

In the event the FHLBI sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

4. Funding at the Special Allocation Amount

If during a Dividend Restriction Period, the amount of the FHLBI’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections XI.B.3(i) and (ii)(a) above, the FHLBI shall allocate the Special Allocation Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the FHLBI shall continue to allocate the Special Allocation Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Allocation Amount; and (ii) the allocations that would have been made if the Regular Allocation Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection XI.B.3(ii)(b). If at any calendar quarter-end the allocation of the Special Allocation Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the FHLBI may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Allocation Amount for that quarter; and (ii) the FHLBI in subsequent quarters shall revert to allocating at least the Regular Allocation Amount.

5. Release of Restricted Retained Earnings

If the FHLBI’s RREM decreases from time to time due to fluctuations in the FHLBI’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the FHLBI from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the FHLBI may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection XI.B.3 is not a reallocation).

6. No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the FHLBI, or a taking of the FHLBI’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the FHLBI’s Class B Stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under section 6(h) of the Act.

XII. Limitation on Dividends, Stock Purchase and Stock Redemption

A. General Rule on Dividends.

From the REFCORP Termination Date through the Restriction Termination Date, the FHLBI may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection XI.B. 5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection XI.B.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the FHLBI may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

B. Limitations on Repurchase and Redemption.

From the REFCORP Termination Date through the Restriction Termination Date, the FHLBI shall not engage in a repurchase or redemption transaction if following such transaction the FHLBI’s Total Capital as reported to the FHFA falls below the FHLBI’s aggregate paid-in amount of Class B Stock.

XIII. Termination of Retained Earnings Capital Plan Amendment Obligations

A. Notice of Automatic Termination Event.

1. Action by FHLBanks

If the FHLBI desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the FHLBI shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the FHLBI) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic

Termination shall be delivered by the FHLBI to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection XIII.A.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the FHLBI may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

2. Action by FHFA

The FHLBI may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the FHLBI has complied with the time limitations and procedures of subsection XIII.A.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

3. Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection XIII.A may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

B. Notice of Voluntary Termination.

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

C. Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.

1. Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the FHLBI or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

2. Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the FHLBI or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

3. Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the FHLBI or the FHFA, on the Restriction Termination Date, sections X through XIII of this Capital Plan shall be deleted.

Approved by the Board of Directors of the Federal Home Loan Bank of Indianapolis on June 28, 2002, as amended July 24, 2008, March 13, 2009, May 19, 2011 and June 28, 2019; and as approved by the Federal Housing Finance Board on July 10, 2002, with amendments approved by the Federal Housing Finance Board on October 9, 2002, and with amendments approved by the Federal Housing Finance Agency on March 6, 2009, May 18, 2009, August 5, 2011 and December 13, 2019.